Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent
Patapsco Bancorp, Inc.	Maryland	—

Subsidiary (1)
The Patapsco Bank	Maryland	100%

Subsidiaries of The Patapsco Bank (1)
PFSL Holding Corp.	Maryland	100%
Prime Business Leasing	Maryland	100%
Patapsco Financial Services, Inc.	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements appearing in Item 8 to this Annual Report on Form 10-K.